Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2010 RESULTS

McKinney, TX, October 27, 2010—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2010, net income was $1.41 per share compared with $1.22 per share for the year-ago quarter. Net operating income for the quarter was $1.63 per share, a 10% per share increase compared with $1.48 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

Sale of United Investors Life Insurance Company (UILIC)

During the quarter ended September 30, 2010, Torchmark’s wholly owned subsidiary, Liberty National Life Insurance Company (LNL), signed an agreement to sell 100% of the common stock of UILIC to Protective Life for $186 million plus adjusted statutory capital and surplus as of the closing date after certain preclosing distributions from UILIC to LNL. The transaction is expected to close by December 31, 2010.

Had the transaction closed on September 30, the purchase price would have been approximately $344 million based on adjusted statutory capital and surplus of approximately $158 million after preclosing distributions of approximately $327 million. These distributions primarily include $188 million of Torchmark preferred stock and $132 million of fixed maturities.

Management projects that the sale of UILIC will reduce 2011 consolidated net income by approximately $15 million. However, the sale is expected to provide approximately $250 to $320 million of additional free cash flow to the parent company in 2011.

Due to the pending sale, UILIC’s financial results are presented as discontinued operations in the accompanying schedules.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		% Chg.	Quarter Ended September 30,		% Chg.
	2010	2009		2010	2009

Insurance underwriting income*	$1.48	$1.35	10	$120.2	$112.1	7
Excess investment income*	0.92	0.79	16	74.7	65.8	14
Parent company expense	(0.02)	(0.03)		(2.0)	(2.4)
Income tax	(0.80)	(0.71)	13	(64.8)	(58.6)	11
Stock option expense, net of tax	(0.02)	(0.02)		(1.8)	(1.6)

Net operating income from continuing operations	$1.55	$1.39	12	$126.3	$115.3	10
Net operating income from discontinued operations	0.07	0.08		6.1	7.0

Net operating income from all operations	$1.63	$1.48	10	$132.4	$122.3	8

Reconciling items, net of tax:
Realized gains (losses) on investments	0.06	(0.25)		5.2	(20.7)
Realized gains (losses) – discontinued operations	0.02	(0.06)		1.5	(4.8)
Loss on disposal of discontinued operations	(0.38)	—		(31.1)	—
Medicare Part D adjustment	0.08	0.05		6.6	4.4
Tax settlements	—	—		—	(0.1)
Loss on Company occupied property	—	—		—	(0.2)

Net income	$1.41	$1.22		$114.5	$100.8

Weighted average diluted shares outstanding (000)	81,355	82,844

*	See definitions in the discussions below and in the Torchmark 2009 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the third quarter 2010 with third quarter 2009:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 23% of Torchmark’s insurance underwriting margin for the quarter and 29% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 8% of total premium revenue.

Net sales of life insurance decreased 3%, while health sales, excluding Part D, fell 29%.

Insurance Premium Revenue

	Insurance Premium Revenue from Continuing Operations (dollars in millions)
	Quarter Ended September 30,	Quarter Ended September 30,	% Change
	2010	2009

Life insurance	$417.0	$397.4	5
Health insurance – excluding Medicare Part D	189.4	200.2	(5)
Health – Medicare Part D	52.5	47.6	10
Annuity	0.2	0.1

Total	$659.1	$645.3	2

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income from Continuing Operations (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2010	% of Premium	Quarter Ended Sept. 30, 2009	% of Premium	% Change
Insurance underwriting margins:
Life	$115.4	28	$106.4	27	8
Health	36.6	19	35.7	18	2
Health – Medicare Part D	5.6	11	5.8	12	(4)
Annuity	0.3		—

	157.9		147.9
Other income	0.8		0.7
Administrative expenses	(38.4)		(36.5)		5

Insurance underwriting income	$120.2		$112.1		7
Per share	$1.48		$1.35		10

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin; $55 million on premium revenue of $162 million. Life premiums of $142 million were up 11% and life insurance underwriting margin of $47 million was up 9%. As a percentage of life premium, life underwriting margin was 33%, down from 34%, and the highest of the major life distribution channels at Torchmark. The producing agent count was 4,065, up 3% from a year ago, and down 3% during the quarter. Net life sales were $34 million, up 5%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin; $39 million on premium revenue of $155 million. Life premiums of $142 million were up 6%, and the life underwriting margin of $36 million was up 8%. As a percentage of life premium, life underwriting margin was 25%, same as the year-ago quarter. Net life sales were $32 million, down 3%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin; $27 million on premium revenue of $153 million. Life premiums of $73 million were down 2% and life underwriting margin of $16 million was up 10%. As a percentage of life premium, life underwriting margin was 21%, up from 19%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin; $12 million on health premium of $80 million. Health underwriting margin as a percentage of premium was 15%, up from 14%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. The LNL Agency producing agent count was 1,527, down 43% from a year ago, and down 5% during the quarter. Net life sales for the LNL Agency were $9 million, down 22% from a year ago. UA Branch Office Agency producing agents fell to 645, down 28% from a year ago and unchanged during the quarter. Net health sales for UA Branch Office Agency were $2 million, down 48%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin; $14 million on health premium of $75 million. Health underwriting margin as a percentage of premium was 19%, same as the year-ago quarter. Net health sales were $5 million, down 28%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA Agencies. Third quarter premium revenue was $53 million, up 10%. Underwriting margin for the third quarter 2010 was $6 million, same as the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 2 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative expenses were $38.4 million, up 5% from the year-ago quarter due primarily to increases in employee benefit costs.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2010 with the third quarter 2009:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest on net policy liabilities and interest on debt.

	Quarter Ended September 30, (dollars in millions, except per share data)
	2010	2009	% Change

Net investment income from continuing operations	$172.3	$158.9	8

Required interest:
Interest on net policy liabilities	(78.9)	(72.9)	8
Interest on debt	(18.7)	(20.3)	(8)

Total required interest	(97.6)	(93.1)	5

Excess investment income from continuing operations	$74.7	$65.8	14
Per share	$0.92	$0.79	16

Excess investment income from discontinued operations	$5.7	$5.4

Net investment income from continuing operations was up 8% despite lower new money yields because the Company held significantly more cash throughout the third quarter of 2009 than the third quarter of 2010. Interest on net policy liabilities increased 8%, in line with the 8% increase in the related liabilities. Interest on debt decreased 8% due to lower average long-term debt outstanding.

Investment Portfolio

The composition of the investment portfolio at September 30, 2010 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total

Fixed maturities (at amortized cost)	$10,393	94%
Equities	15	—
Mortgage loans	15	—
Investment real estate	2	—
Policy loans	371	3%
Other long-term investments	26	—
Short-term investments	120	1%

Invested assets – continuing operations	$10,941	100%

Invested assets – discontinued operations	$734

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$7,311	$399	$7,710
Redeemable preferred stock*:
U.S.	897	337	1,235
Foreign	85	31	115
Municipal	1,132	—	1,132
Government-sponsored enterprises	57	—	57
Government and agencies	36	—	36
Collateralized debt obligations	—	56	56
Residential mortgage-backed securities	17	—	17
Other asset-backed securities	37	—	37

Fixed maturities – continuing operations	$9,571	$822	$10,393

Fixed maturities – discontinued operations			$690

*	Torchmark’s redeemable preferred stock portfolio includes only $5 million of perpetual preferreds.

All discussion below includes only continuing operations.

The market value of Torchmark’s fixed maturity portfolio was $11.0 billion; $572 million higher than amortized cost of $10.4 billion. The $572 million net unrealized gain compares to a net unrealized gain of $143 million at June 30, 2010, and a net unrealized loss of $402 million a year ago.

The investment portfolio contains no commercial mortgage-backed securities or securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 92% of fixed maturities (94% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.68% during the third quarter of 2010, compared to 6.96% in the year-ago quarter. The decrease is due primarily to the sale of securities that took place following a significant increase in market values in the third quarter of 2009 and lower new money yields.

Acquisitions of fixed maturity investments during the quarter totaled $447 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended September 30,
	2010	2009

Average annual effective yield	5.6%	6.4%
Average rating	A-	A
Average life (in years) to:
First call	23.0	12.8
Maturity	25.4	19.2

Realized Capital Gains on Investments – during the quarter ended September 30, 2010:

Torchmark’s continuing operations had a net capital gain of $8.0 million ($5.2 million after tax). Year-to-date, the Company had net capital gains related to continuing operations of $10.3 million ($6.7 million after tax).

SHARE REPURCHASE – during the quarter ended September 30, 2010:

During the quarter, the Company repurchased 1.3 million shares of Torchmark Corporation common stock at a total cost of $66.4 million at an average price per share of $51.08. Year-to-date, through September 30, the Company has repurchased 2.7 million shares.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies continues to be more than sufficient to support current operations. In addition, the parent company held $220 million of liquid assets at September 30, 2010.

EARNINGS GUIDANCE:

Torchmark projects that net operating income per share for the year ending December 31, 2010, will range from $6.38 to $6.42, and from $6.75 to $7.10 for the year ending December 31, 2011, assuming no further share repurchases.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements is located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2009, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2010 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, October 28, 2010. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com